Exhibit 10.2

HUMANA INC.

CHANGE IN CONTROL POLICY

This Humana Inc. Change in Control Policy (this “Policy”) has been adopted by the Organization & Compensation Committee (the “Committee”) of the Board of Directors of the Company to avoid the departure of and provide protection to Executives in the event of a Change in Control in order that they may act in the best interest of all shareholders and to reinforce and encourage their continued attention and dedication to their duties without the distraction and concern for the uncertainty that would result from the effects a Change in Control would have on their personal situations. This Policy shall be effective as of the Effective Date as provided herein, and shall apply to all Executives (as defined herein).

Section 1.    Definitions. For purposes of this Policy, the following terms shall have the following meaning:

“Annual Base Salary” shall mean an Executive’s stated annual compensation without regard to any bonus, perquisite or other benefits.

“Board” means the Board of Directors of the Company.

“Cause” shall mean a termination by reason of the conviction of Executive, by a court of competent jurisdiction and following the exhaustion of all possible appeals, of a criminal act involving the Company or its assets.

“CEO” shall mean the Company’s President and Chief Executive Officer.

“CEO Direct Reports” shall mean Executive Officers of the Company who are direct reports to the Company’s President and Chief Executive Officer.

“Change in Control” shall have the meaning set forth in Exhibit A.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means Humana Inc., a Delaware corporation, and any successor thereto.

“Compensation Committee” means the Organization and Compensation Committee of the Board.

“Date of Termination” shall mean the date specified in the Notice of Termination, not to exceed thirty (30) days from the date such Notice of Termination is given, or as otherwise agreed to by Executive and the Company.

“Effective Date” means January 1, 2019, which is the date that this Policy is effective.

“Exchange Act” means the Securities Exchange Act of 1934, and any successor statute, as it may be amended from time to time.

“Executive” shall mean all eligible employees, which includes the CEO Direct Reports, other Executive Officers, and such other individuals as identified by the Compensation Committee; provided that employees with separate agreements or arrangements that provide for payments and/or benefits upon a Change in Control (other than equity related agreements or arrangements) (each such agreement or arrangement, an “Existing Agreement”) shall not be considered eligible employees. In the event the Company enters into a definitive agreement, the consummation of which would constitute a Change in Control, while an Existing Agreement is in effect, such Existing Agreement shall continue to be in force and effect for twenty-four (24) months following any Change in Control resulting from that definitive agreement, and any previous notice by the Company or the Executive that the term of such Existing Agreement shall not be renewed, shall be deemed to have been withdrawn by the noticing party.

“Executive Officer” shall include those executive officers designated by the Board under Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.

“Good Reason” shall mean the occurrence after a Change in Control of any of the following events without Executive’s express written consent:

(i)    Any material reduction in Executive’s title, authority or responsibilities, including reporting responsibilities;

(ii)    A reduction by the Company in Executive’s Annual Base Salary as in effect on the date of the Change in Control or as the same may be increased from time to time;

(iii)    The relocation of Executive’s office at which Executive is to perform his or her duties to a location more than thirty (30) miles from the location at which Executive performed his or her duties prior to the Change in Control;

(iv)    The failure by the Company to continue in effect any incentive, bonus or other compensation plan in which Executive participates, unless the Company substitutes a substantially equivalent benefit;

(v)    The failure by the Company to continue in effect any Executive benefit plan (including any medical, hospitalization, life insurance, dental or disability benefit plan in which Executive participated) or any material fringe benefit or perquisite enjoyed by Executive at the time of the Change in Control, unless the Company substitutes benefits which, in the aggregate, are equivalent; or

(vi)    The failure of the Company to obtain a satisfactory agreement from any successor or assign of the Company to assume and agree to perform this Policy.

A termination of employment by the Executive for Good Reason shall only be effectuated after giving the Company written notice of the termination, setting forth the conduct of the Company that constitutes Good Reason, within 30 days of the first date on which the Executive has knowledge of such conduct. The Executive shall further provide the Company with at least 30 days following the date on which such written notice is provided to cure such conduct. If the Company fails to cure such conduct, a termination of employment by the Executive for Good Reason shall be effective on the day following the expiration of such 30-day cure period.

“Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Policy which is relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. Any purported termination by the Company or by Executive hereunder shall not be effective until communicated by written Notice of Termination to the other party.

“Payments” means any payment or distribution of any type to Executive or for Executive’s benefit by the Company, any affiliate of the Company, any Person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder), or any affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Policy or otherwise.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Qualifying Termination” means (i) by the Company other than for Cause, or by Executive for Good Reason within twenty-four (24) months following a Change in Control and during the term of this Policy, or (ii) by the Company other than for Cause at any time prior to the date of a Change in Control and such termination occurred after the Company entered into a definitive agreement, the consummation of which would constitute a Change in Control.

“Section 409A” shall mean Section 409A of the Code.

“Separation from Service” means a termination of the employment relationship of Executive with the Company or an affiliate within the meaning of Section 409A and Treasury Regulation section 1.409A-1(h) or any successor thereto.

“Severance Multiple” means (i) for the CEO, two and a half (2.5) times, (ii) for CEO Direct Reports, two (2) times, and (iii) for other Executives, no greater than one and a half (1.5) times.

“Severance Period” means (i) for the CEO, thirty (30) months, (ii) for CEO Direct Reports, twenty-four (24) months, and (iii) for other Executives, no greater than eighteen (18) months or such other period as the Committee shall determine.

Section 2.    Benefits.

(a)    In the event of a Qualifying Termination, subject to Sections 3(d), 4 and 5 hereof, the Company shall pay to Executive in a lump sum within fifteen (15) business days after the Date of Termination:

(i)    Executive’s base salary earned but not yet paid through the Date of Termination at the greater of the rate in effect at the time the Change in Control occurred, if applicable, or when the Notice of Termination was given, plus any bonuses or incentive compensation which, pursuant to the terms of any compensation or benefit plan, have been earned and are payable as of the Date of Termination, but have not actually been paid by the Date of Termination. For purposes of this Policy, bonuses and incentive compensation shall be considered payable if all conditions for earning them have been met and any requirement that Executive be actively employed as of the date of payment shall be disregarded;

(ii)    A lump sum in an amount equal to (x) the applicable Severance Multiple for such Executive multiplied by (y) the amount equal to the sum of (A) Executive’s Annual Base Salary at the greater of the rate in effect at the time the Change in Control occurred, if applicable, or when the Notice of Termination was given plus (B) the target annual bonus or incentive compensation which could have been earned by Executive (including, but not limited to, any target sales incentive compensation, to the extent applicable) calculated as if all relevant goals had been met during the then-current fiscal year of the Company pursuant to the terms of the incentive compensation plan in which Executive participates (“Target Bonus”). If there is no incentive compensation plan in effect at the time the Notice of Termination is given, then for purposes of this Policy it shall be assumed that the amount of incentive compensation to be paid to Executive shall be the target amount under any incentive compensation plan in which Executive participated at the date of the Change in Control, if applicable, or the most recent plan participated in, whichever would be greater.

(b)    In addition, in the event of a Qualifying Termination the Company shall, for the period stated below, maintain in full force and effect for the benefit of Executive and Executive’s dependents and beneficiaries, at the Company’s expense, all life insurance, health insurance, dental insurance, accidental death and dismemberment insurance and disability insurance under plans and programs in which Executive and/or Executive’s dependents and beneficiaries participated immediately prior to the Consummation of the Change in Control, provided that continued participation is possible under the general terms and provisions of such plans and programs (the “Extended Benefits”). The Extended Benefits shall be continued until the earlier of (A) the end of the applicable Severance Period for such Executive, and (B) the effective date of Executive’s coverage under equivalent benefits from a new employer (provided that no such equivalent benefits shall be considered effective unless and until all pre-existing condition limitations and waiting period restrictions have been waived or have otherwise lapsed). If participation in any such plan or program is barred, the Company shall arrange at its own expense to provide Executive with benefits substantially similar to those which Executive would have been entitled to receive under such plans and programs. At the end of the period of coverage, Executive shall have the right to have assigned to him or her, at no cost and with no apportionment of prepaid premiums, any assignable insurance policy relating specifically to him or her. At the conclusion of the coverage provided under this Section 3(b), Executive shall be entitled to the continuation for a period of 18 months of the health and dental insurance then being provided to him or her at a cost to him or her equal to the amount then being charged to employees of the Company for such coverage provided pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA). The coverage provided pursuant to this Subsection shall be in satisfaction of the Company’s obligation to provide coverage under COBRA. The Company will use all commercially reasonable efforts to provide for the continuation of benefits in a manner that (A) does not subject the benefits to Section 409A and (B) does not cause the benefits to be included in the taxable income of Executive.

(c)    In addition, upon a Qualifying Termination of employment, the Company will (i) provide an Executive who is the CEO or a CEO Direct Report with financial planning services during the one year period immediately following the Date of Termination on the same terms as the financial planning services were provided to such Executive immediately prior to the Change in Control and (ii) provide eligible individuals with outplacement services through an outplacement firm of the Company’s choosing at a level of services to be determined by the Company, with such services to extend until the earlier of (A) twelve months following the Date of Termination for the CEO or CEO Direct Reports, or six months following the Date of Termination for other Executives, or (B) the date Executive secures full time employment.

(d)    Benefits under this Policy shall not be duplicative of, and shall be offset by, the same type of benefit payable under an agreement between the Company and Executive or another plan, program or arrangement of the Company covering Executive. To the extent that benefits under this Policy are the same type of benefit payable under such agreement or plan, program or arrangement which is subject to, and not exempt from, the requirements of Section 409A, then the benefits payable under this Policy shall be payable at the same time and in the same form as the benefits payable under such agreement or plan, program or arrangement, but only to the extent that such other benefits are subject to and not exempt from Section 409A.

Section 3.    280G Considerations. Notwithstanding anything to the contrary contained in this Policy, (a) to the extent that any Payments constitute “parachute payments” (within the meaning of Section 280G of the Code), and if (b) such aggregate Payments would, if reduced by all federal, state and local taxes applicable thereto (including the excise tax imposed under Section 4999 of the Code (the “Excise Tax”)), be less than the amount that Executive would receive, after all taxes, if Executive received aggregate Payments equal (as valued under Section 280G of the Code) to only three times Executive’s “base amount” (within the meaning of Section 280G of the Code), less $1.00, then (c) such Payments will be reduced (but not below zero) if and to the extent necessary so that no Payments to be made or benefit to be provided to Executive will be subject to the Excise Tax. All determinations required to be made pursuant to this letter agreement will be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which will provide detailed supporting calculations (which will include specific information about each Payment (including the amount of each Payment)). For purposes of making the calculations required by this Section 3, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Executive and the Company will furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this letter agreement. The Company will bear all costs and make all payments for the Accounting Firm’s services relating to any calculations contemplated by this Section 3 and any such determination by the Accounting Firm will be binding upon Executive and the Company. If a determination is made to reduce the Payments, the Company will reduce or eliminate the Payments (i) by first reducing or eliminating the portion of the Payments relating to the provision of outplacement services, (ii) then by reducing or eliminating cash payments (other than cash payments that are subject to clause (iv) hereof), (iii) then by reducing or eliminating the portion of the Payments which are not payable in cash and are attributable to equity awards (other than that portion of such Payments that are subject to clause (iv) hereof), and (iv) then by reducing or eliminating the portion of the Payments (whether payable in cash or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A 24(c) applies, in each case in reverse order beginning with payments or benefits which are to be paid the latest in time. It is possible that, after the determinations and selections pursuant to this letter agreement are made, Executive will receive Payments that are, in the aggregate, either more or less than the amount that should have been provided (hereafter referred to as an “Excess Payment” or “Underpayment,” respectively). If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then Executive will promptly pay an amount equal to the Excess Payment to the Company. In the event that it is determined (i) by a final determination of a court or (ii) by the Accounting Firm upon request by either Executive or the Company, that an Underpayment has occurred, the Company will promptly pay an amount equal to the Underpayment to Executive.

Section 4.    Restrictive Covenants. In consideration of Executive’s employment by the Company and the rights and benefits of Executive provided by this Policy, Executive will enter into agreements that contain certain covenants regarding non-competition, non-solicitation, non-disparagement and specific enforcement with the restricted period for the non-competition and non-solicitation covenants to be the applicable Severance Period for such Executive, commencing upon the Date of Termination. With respect to the CEO, such covenants shall be substantially in the form attached as Exhibit C hereto.

Section 5.    Administration. The Compensation Committee is responsible for the administration of this Policy and shall have all powers and duties necessary to fulfill its responsibilities. The Compensation Committee shall determine any and all questions of fact, resolve all questions of interpretation of the Policy which may arise, and exercise all other powers and discretion necessary to be exercised under the terms of the Policy which it is herein given or for which no contrary provision is made. The Compensation Committee shall have full power and discretion to interpret the Policy and related documents, to resolve ambiguities, inconsistencies and omissions, to determine any question of fact, and to determine the rights and benefits, if any, of any Executive or other employee, in accordance with the provisions of the Policy. The Compensation Committee’s decision with respect to any matter shall be final and binding on all parties concerned. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious. The Compensation Committee may, from time to time, by action of its appropriate officers, delegate to designated persons or entities the right to exercise any of its powers or the obligation to carry out its duties under the Policy.

Section 6.    Section 409A.

(a)    Compliance. To the extent applicable, it is intended that this Policy comply with the provisions of Section 409A, so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to Executive. This Policy shall be construed, administered, and governed in a manner consistent with this intent. If and to the extent that any payment or benefit under this Policy is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to Executive by reason of Executive’s termination of employment, then such payment or benefit shall be made or provided to Executive only upon a Separation from Service as defined for purposes of Section 409A. Each severance payment under this Policy will be considered a “separate payment” and not one of a series of payments for purposes of Section 409A. To the extent that any benefits to be provided to Executive pursuant to this Policy are considered nonqualified deferred compensation and are reimbursements subject to Treasury Regulation Section 1.409A-3(i)(1)(iv), then (i) the reimbursement of eligible expenses related to such benefits shall be made on or before the last day of Executive’s taxable year following Executive’s taxable year in which the expense was incurred and (ii) notwithstanding anything to the contrary in this Policy or any plan providing for such benefits, the amount of expenses eligible for reimbursement during any taxable year of Executive shall not affect the expenses eligible for reimbursement in any other taxable year. Nothing in this Policy will provide a basis for any person to take action against the Company or its affiliates based on matters covered by Section 409A and in no event will the Company or its affiliates be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

(b)    Six Month Delay for Specified Executives. To the extent that any amount payable or benefit to be provided under this Policy constitutes a nonexempt “nonqualified deferred compensation plan” (as defined in Section 409A) upon a Separation from Service, and to the extent an Executive is deemed to be a “specified employee” (as that term is defined in Section 409A and pursuant to procedures established by the Company) on the Date of Termination, notwithstanding any other provision in this Policy to the contrary, such payment or benefit provision will not be made to Executive during the six month period immediately following the Date of Termination. Instead, on the first business day of the seventh month following the Date of Termination, all amounts that otherwise would have been paid or provided to Executive during the six month period, but were not paid or provided because of this Section 7(b), will be paid or provided to Executive at such time without interest. This six month delay will cease to be applicable if Executive incurs a Separation from Service due to death or if Executive dies before the six month period has expired.

Section 7.    Amendment and Termination.

(a)    This Policy may be amended by the Compensation Committee at any time, or the Compensation Committee may determine at any time that any Executive is no longer eligible to receive benefits under this Policy; provided, however, that any such amendment or determination of eligibility that would adversely affect an Executive will not be applicable without such Executive’s consent until the later of (i) one year following the date of such amendment, and (ii) two years following consummation of a transaction that constitutes a Change of Control if a definitive agreement pertaining to such transaction was entered into prior to the date of such amendment.

(b)    This Policy shall continue indefinitely after the Effective Date, unless the Compensation Committee shall decide to terminate this Policy by adopting resolutions terminating this Policy; provided, however, that any such termination of the Policy shall (i) not be effective until the first anniversary after the action to terminate the Policy is taken by the Compensation Committee and (ii) not affect any payments or benefits already owed to Executive pursuant to the terms of the Policy at the time the termination of the Policy becomes effective.

Section 8.    Miscellaneous.

(a)    The Company shall pay all reasonable legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by Executive as a result of Executive seeking to obtain or enforce any right or benefit provided by this Policy, provided the Executive is successful on at least one material claim to obtain or enforce such rights or benefits. The reimbursement of the eligible expense must be made on or before the last day of Executive’s taxable year following Executive’s taxable year in which it was determined that such expense was incurred reimbursable.

(b)    This Policy shall be binding upon any successor in interest of the Company or an affiliate (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, and shall be enforceable by or on behalf of an Executive in the same manner and to the same extent as the Company is bound and as if no succession had taken place. As used in this Policy, the term “Company” shall include any successor to all or substantially all its business or assets or which becomes bound by the terms of this Policy by the terms hereof, by operation of law, or otherwise. It is intended that this Policy confer vested and nonforfeitable rights for each Executive to receive benefits to which Executive is entitled under the terms of this Policy with Executives being third party beneficiaries.

(c)    Except as otherwise provided herein, this Policy shall not affect any Executive’s rights or entitlement to other accrued but unpaid compensation or benefits under any other employee benefit program offered to Executive by the Company or an affiliate as of the Date of Termination.

(d)    The various provisions of this Policy are severable and any determination of invalidity or unenforceability of any one provision shall not have any effect on the remaining provisions.

(e)    For the purposes of this Policy, notices and all other communications provided for in the Policy shall be in writing and shall be deemed to have been duly given when personally delivered or sent by electronic mail or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Chief Human Resources Officer and Corporate Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

(f)    Executive shall not be required to mitigate the amount of any payment provided under this Policy by seeking other employment or otherwise, nor shall the amount of any payment provided under this Policy be reduced by any earnings of Executive after the Date of Termination from any subsequent employer or from any other source.

(g)    All payments made pursuant to this Policy shall be subject to withholding of required income and employment taxes.

(h)    This Policy shall be governed by and construed in accordance with the internal laws of the State of Kentucky.

Exhibit A

“Change in Control” shall mean the occurrence of:

1)

An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Subsidiary”) (ii) the Company or its Subsidiaries, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

2)

The individuals who, as of the Effective Date are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Policy, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest; or

3)	The consummation of:

a)

A merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a merger, consolidation or reorganization of the Company where:

i)

the stockholders of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy-five percent (75%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization;

ii)

the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving

Corporation, or a corporation beneficially directly or indirectly owning a majority of the Voting Securities of the Surviving Corporation, and no agreement, plan or arrangement is in place to change the composition of the board of directors following the merger, consolidation or reorganization; and

iii)

no Person other than (i) the Company, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation, or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of twenty percent (20%) or more of the then outstanding Voting Securities, has Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities.

b)	A complete liquidation or dissolution of the Company; or

c)	The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities then outstanding, increases the proportional number of Shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

It is the intent of the Company that the definition of “Change in Control” satisfies, and be interpreted in a manner that satisfies, the applicable requirements of Section 409A. If the definition of “Change in Control” would otherwise frustrate or conflict with the intent expressed above, that definition to the extent possible shall be interpreted and deemed amended so as to avoid such conflict.

Exhibit B

Acknowledgment

I acknowledge that I received, read and understand the Humana Inc. Change in Control Policy (the “Policy”), which supersedes in the event of a Change in Control all prior agreements, programs and arrangements with Humana Inc., written or oral, relating to the subject matter hereof, including the terms of any offer letter agreements, as amended from time to time. In the event of any inconsistency, the terms of the Policy will govern. For the avoidance of doubt, the Policy will not have any impact on the treatment of any outstanding equity awards that I hold, which will continue to be treated in accordance with the terms and conditions set forth in the applicable award agreement or equity plan. I also acknowledge that the Policy extends additional benefits to me that are not covered under existing agreements, programs and arrangements. This Acknowledgement is not an employment contract or a guarantee of continued employment.

Name:	Date:
Title:

Exhibit C

Restrictive Covenants

Confidential Information and Trade Secrets

The Executive recognizes that the Executive’s position with the Company requires considerable responsibility and trust, and, in reliance on the Executive’s loyalty, the Company may entrust the Executive with highly sensitive confidential, restricted and proprietary information involving Trade Secrets and Confidential Information.

“Trade Secret” shall be defined as any scientific or technical information, design, process, procedure, formula or improvement that is valuable and not generally known to competitors of the Company. “Confidential Information” is any data or information, other than Trade Secrets, that is important, competitively sensitive, and not generally known by the public, including, but not limited to, the Company’s business plans, business prospects, training manuals, product development plans, bidding and pricing procedures, market strategies, internal performance statistics, financial data, confidential personnel information concerning employees of the Company, supplier data, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements. The terms “Trade Secrets” and “Confidential Information” shall not apply to information which is (i) already in the Executive’s possession (unless such information was used in connection with formulating the Company’s business plans, obtained by the Executive from the Company or was obtained by the Executive in the course of the Executive’s employment by the Company), or (ii) required to be disclosed by any applicable law.

Except as may be required by law or legal process or an order of a court of competent jurisdiction, the Executive will not use or disclose any Trade Secrets or Confidential Information of the Company at any time after termination of employment and prior to such time as they cease to be Trade Secrets or Confidential Information through no act of the Executive in violation of this Section.

Executive will surrender to the Company all memoranda, notes, records, plans, manuals or other documents pertaining to the Company’s business or the Executive’s employment (including all copies thereof). The Executive will also leave with the Company all materials involving Trade Secrets or Confidential Information of the Company. All such information and materials, whether or not made or developed by the Executive, shall be the sole and exclusive property of the Company, and the Executive hereby assigns to the Company all of the Executive’s right, title and interest in and to any and all of such information and materials.

Agreement Not to Compete and Agreement Not to Solicit

The Executive hereby covenants and agrees that during the Severance Period, the Executive, directly or indirectly, personally, or as an employee, officer, director, partner, member, owner, stockholder, investor or principal of, or consultant or independent contractor with, another entity, shall not participate in any business which competes with the Company including, without limitation, health maintenance organizations, insurance companies or prepaid health plan businesses in which the Company has been actively engaged during any part of the two (2) year period immediately preceding the Executive’s employment Termination Date (“Company Business”), in any Geographic Area (as defined below) in which the Company and/or any of its Affiliates is then doing business. For purposes of this Employment Agreement, “Geographic Area” means any state, commonwealth or territory of the United States or any equivalent entity in any foreign country.

The Executive hereby covenants and agrees that during the Severance Period, the Executive, directly or indirectly, personally, or as an employee, officer, director, partner, member, owner, stockholder, investor or principal of, or consultant or independent contractor with, another entity, shall not: (1) interfere with the relationship of the Company and any of its employees, agents, representatives, consultants or advisors; (2) divert, or attempt to cause the diversion from the Company, any Company Business, nor interfere with relationships of the Company with its policyholders, agents, brokers, dealers, distributors, marketers, sources of supply or customers; or (3) solicit, recruit or otherwise induce or influence any employee of the Company to accept employment in any business which competes with the Company Business, in any Geographic Area in which the Company and/or any of its Affiliates is then doing business.